Exhibit 99.1

LINN ENERGY ANNOUNCES FIRST QUARTER 2014 RESULTS
HOUSTON, May 1, 2014 - LINN Energy, LLC (NASDAQ: LINE) (“LINN” or “the Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today financial and operating results for the three months ended March 31, 2014, and the Company’s outlook for the remainder of 2014.
LINN Energy reported the following first quarter 2014 results:

•	Increased average daily production 39 percent to approximately 1,104 MMcfe/d for the first quarter 2014, compared to 796 MMcfe/d for the first quarter 2013;

•	Increased oil, natural gas and NGL sales 103 percent to approximately $939 million for the first quarter 2014, compared to $463 million for the first quarter 2013;

•	Generated net cash provided by operating activities of approximately $434 million for the first quarter 2014, compared to $335 million for the first quarter 2013;

•	Distributions paid to unitholders of approximately $240 million for the first quarter 2014, compared to $171 million for the first quarter 2013;

•	Shortfall of net cash of approximately $3 million for the first quarter 2014, compared to $20 million for the first quarter 2013 (see Schedule 1, footnote 3); and

•
Net loss of approximately $85 million, or $0.27 per unit, for the first quarter 2014, which includes a non-cash loss related to changes in fair value of unsettled commodity derivatives, including the reduction of put option premium value over time, of approximately $219 million, or $0.67 per unit.

“LINN’s capital program and efficient management of our base assets continue to deliver positive results as evidenced by production growth that exceeded our first quarter guidance, and we remain on-track to meet our full- year 2014 guidance,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “Additionally, we are pleased by the level of interest expressed in our Midland Basin properties and believe our position represents a tremendous amount of potential value for our unitholders. We are diligently evaluating a number of strategic options in order to fully maximize its value. All of these options are expected to increase cash available for distribution and have the potential to lower the Company’s capital intensity and overall decline rate.”
Operational Highlights
During the first quarter 2014, LINN’s production averaged approximately 1,104 MMcfe/d which exceeded the high end of the Company’s guidance range. Better than expected results from the Company’s capital program and efficient management of LINN’s base assets resulted in increased production across a number of operating areas for the first quarter 2014, most significantly in California and the Uinta Basin. First quarter 2014 transportation expenses were slightly higher than expected primarily due to higher gathering costs in the Hugoton Field and increased compressor fuel and production costs associated with higher natural gas prices. Additionally, first quarter 2014 oil differentials were wider than anticipated primarily in the Permian and Williston basins.
The following table provides additional detail on production as well as a brief description of each of the Company’s operating regions which include contributions associated with the Berry assets and Panther divestiture. LINN’s five largest operating regions represent approximately 93 percent of the Company’s total proved reserves and signify the scale and scope of LINN’s high-quality operating base. The Company operates over 14,600 wells across seven operating regions with a majority of these wells being low-decline and mature in nature.

	Three Months Ended March 31,
Average daily production (MMcfe/d):	2014	2013	Variance

Mid-Continent	300	324	(24)	(7)%
Rockies	273	182	91	50%
Permian Basin	166	80	86	108%
California	157	12	145	1,176%
Hugoton Basin	144	143	1	1%
Michigan/Illinois	33	34	(1)	(4)%
East Texas	31	21	10	52%
Total	1,104	796	308	39%
Mid-Continent:
The Mid-Continent region consists of over 3,100 operated wells located in Oklahoma, Louisiana and the Texas Panhandle. LINN currently has five rigs operating in its Mid-Continent region, compared to eight operated rigs at the end of 2013. Four rigs are primarily targeting oil intervals in the Granite Wash, and the remaining rig is focused on liquids-rich opportunities in the Cleveland play located in the northern Texas Panhandle. As LINN reduces its rig count in the Granite Wash, the Company expects decline rates to begin to moderate in this area. LINN’s remaining Mid-Continent properties consist of over 2,800 low-decline wells and include natural gas properties located in the Anadarko Basin and the Mississippi Shelf area as well as mature, oil producing waterflood properties in Oklahoma and Louisiana. In these areas, the Company continues to focus on optimization projects targeted at increasing volumes and lowering costs.
Rockies:
The Rockies region consists of over 1,200 operated wells located in the Green River, Piceance and Uinta basins. Additionally, LINN has interests in approximately 2,100 non-operated wells in the Green River Basin, Williston Basin and the Salt Creek Field in Wyoming. Active operated and non-operated drilling programs are underway in the Green River Basin targeting liquids-rich natural gas wells. In addition, the Company operates over 150 low-decline natural gas wells in the Piceance Basin. In the Uinta Basin, first quarter 2014 production grew thirteen percent sequentially to 11 Mboe/d. Activity levels remain high in the Williston Basin where production has increased to approximately 7,000 Boe/d, from approximately 2,500 Boe/d at the time of the acquisition in 2011. Development and optimization activities continue as planned in the CO2 enhanced recovery project in the Salt Creek Field.
Permian Basin:
LINN’s Permian Basin properties consist of over 2,000 operated wells. Approximately 1,000 of these wells are mature, low-decline oil properties, primarily consisting of waterfloods. Since 2010, the Company has been developing vertical Wolfberry wells and now operates approximately 900 vertical Wolfberry oil producing wells. Most of the acreage which has been developed in the Wolfberry formation is now prospective for horizontal Wolfcamp drilling.
As previously announced, the Company is exploring various alternatives for potential asset trades or sales for its approximately 55,000 net acres in the Midland Basin. Recently, LINN completed drilling its first operated horizontal well in Midland County targeting the Wolfcamp B interval and expects to complete it in the second quarter 2014. In addition to the Company’s three rigs targeting the vertical Wolfberry trend, another development program is underway in the Clearfork formation of the East Goldsmith Field, which was acquired in 2013. This three-rig program is expected to generate attractive returns from this vertical oil target and has further potential upside tied to future waterflood and CO2 opportunities.
California:
LINN’s California region consists of over 2,100 operated oil wells and currently has three rigs drilling. Approximately 85 percent of the Company’s wells in California produce oil using thermal enhanced, or steam, processes. Almost 1,500 of LINN’s approximately 2,100 wells in the region are mature, low-declining wells located in the San Joaquin Valley and the Los Angeles Basin. These mature assets deliver stable production volumes with shallow base declines. The Company’s California growth assets comprise over 600 producing oil wells in the Diatomite and New Steam Floods. LINN has active drilling and development programs underway in both of these areas, which have delivered growth of approximately 9 percent quarter-over-quarter and 83 percent year-over-year.
Hugoton Basin:
The Hugoton Basin consists of over 3,700 operated mature wells. Production volumes continue to gradually increase as a result of minimal capital spending on optimization projects and one operated rig, which is expected to drill approximately 80 wells this year. The Company believes it has a sufficient number of locations identified to sustain this low-risk, repeatable and high-return program for the next five years at its current drilling pace. In addition to its drilling program, LINN continues to aggressively pursue low-cost optimization projects in the area. Since taking over operations in July 2012, LINN has implemented 535 maintenance and optimization projects, which have added over 7 MMcfe/d of production. LINN has also improved the efficiency of its Jayhawk natural gas processing plant and increased throughput volumes 6 percent to 197 MMcfe/d for the first quarter 2014 from 186 MMcfe/d at the time of the acquisition in 2012.
Other Operating Regions:
Other operating regions include over 1,700 low-decline, mature producing wells in Michigan and Illinois. In addition, the Company operates over 500 low-decline natural gas wells in east Texas. LINN continues to focus on high-return, low-cost optimization projects across these various operating regions.
Supplemental information on the company’s financial and operational results can be found under Presentations at www.linnenergy.com.
First Quarter 2014 Results
LINN increased production 39 percent to an average of approximately 1,104 MMcfe/d for the first quarter 2014, compared to 796 MMcfe/d for the first quarter 2013. This increase in production is attributable to acquisitions completed in 2013 as well as the Company’s capital program. Total revenues and other increased approximately $365 million to approximately $734 million for the first quarter 2014, from approximately $369 million for the first quarter 2013, which includes a non-cash loss related to changes in fair value of unsettled commodity derivatives, including the reduction of put option premium value over time, of approximately $219 million and $189 million, respectively.
Lease operating expenses for the first quarter 2014 were approximately $194 million, or $1.95 per Mcfe, compared to $89 million, or $1.24 per Mcfe, for the first quarter 2013. This year-over-year per-unit increase was primarily due to higher lease operating costs associated with an increase in the Company’s higher margin oil production. Transportation expenses for the first quarter 2014 were approximately $46 million, or $0.46 per Mcfe, compared to $27 million, or $0.38 per Mcfe, for the first quarter 2013. The per-unit increase in transportation expenses during the first quarter 2014 was primarily due to higher compressor fuel and production costs in the Rockies, Hugoton Basin and Mid-Continent regions associated with higher natural gas prices. Taxes, other than income taxes, for the first quarter 2014 were approximately $66 million, or $0.66 per Mcfe, compared to $40 million, or $0.55 per Mcfe, for the first quarter 2013. General and administrative expenses for the first quarter 2014 were approximately $79 million, or $0.80 per Mcfe, compared to $59 million, or $0.82 per Mcfe, for the first quarter 2013, which includes approximately $18 million and $10 million, respectively, of noncash unit-based compensation expenses. Depreciation, depletion and amortization expenses for the first quarter 2014 were approximately $268 million, or $2.70 per Mcfe, compared to $197 million, or $2.76 per Mcfe, for the first quarter 2013.
The Company reported a net loss of approximately $85 million for the first quarter 2014 compared to a net loss of approximately $222 million for the first quarter 2013. The first quarter 2013 net loss included a non-cash impairment charge of approximately $57 million associated with the writedown of the carrying value of the Company’s assets held for sale as of March 31, 2013. On a per-unit basis, the net loss for the first quarter 2014 was $0.27 per unit compared to a net loss of $0.96 per unit for the first quarter 2013.

Guidance Update
LINN expects production for the second quarter of 2014 to average between 1,075 and 1,110 MMcfe/d, which includes a reduction of approximately 10 MMcfe/d for scheduled maintenance and system downtime expected to occur during the second quarter 2014. The Company is on-track to meet its full-year 2014 production guidance range of 1,075 to 1,135 MMcfe/d, which includes a higher liquids component compared to previous guidance. This production range implies annual organic growth of approximately three to four percent and includes the potential impact of ethane rejection for the year of approximately 22 MMcfe/d. Additionally, LINN expects its 2014 combined high-graded capital programs for both LINN and Berry’s assets to generate more predictable results and higher returns while simultaneously providing long-term benefits to unitholders by lowering the Company’s overall decline rate. The Company expects full-year 2014 total operating expenses to be slightly higher compared to its previous guidance, which is primarily due to modestly higher transportation expenses. Additionally, LINN has revised its 2014 natural gas liquids price assumption slightly lower than previously forecasted and assumed wider oil differentials for the balance of the year.
Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com.
Credit Facility Update
LINN amended its revolving credit facility in April 2014 to extend the maturity to five years, or April 2019. The number of lenders increased from 41 to 42. LINN’s credit facility has a maximum commitment amount of $4.0 billion and the borrowing base under the credit facility remained unchanged at $4.5 billion. As of March 31, 2014, LINN had approximately $2.1 billion available under its revolving credit facility. The administrative agent for the credit facility is Wells Fargo Bank, and Royal Bank of Canada serves as the syndication agent. Barclays, Credit Agricole, Citi and The Royal Bank of Scotland serve as co-documentation agents. In April 2014, LINN also extended the maturity on its $500 million senior secured term loan to April 2019, consistent with the maturity of its revolving credit facility.
In addition, Berry, an unrestricted wholly owned subsidiary of LINN, amended its revolving credit facility in April 2014 to extend the maturity to five years, or April 2019. The number of lenders increased from 38 to 40. Berry’s credit facility has a maximum commitment amount of $1.2 billion and a borrowing base of $1.4 billion which have remained unchanged. At April 30, 2014, there was less than $1 million of borrowing capacity available, including outstanding letters of credit. Following these amendments, LINN’s credit facility and term loan and Berry’s credit facility have a maturity of April 2019.
Cash Distributions and Dividends
During the first quarter 2014, LINN paid three monthly cash distributions of $0.2416 per unit ($2.90 per unit on an annualized basis) on January 16, February 13 and March 13, 2014, respectively.
LinnCo paid three monthly cash dividends of $0.2416 per common share ($2.90 per share on an annualized basis) on January 17, February 14 and March 14, 2014, respectively.
Conference Call and Webcast
As previously announced, management will host a conference call on Thursday, May 1, 2014, at 10 a.m. Central (11 a.m. Eastern) to discuss the Company’s first quarter 2014 results and its outlook for the remainder of 2014. Prepared remarks by Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer session.
Investors and analysts are invited to participate in the call by dialing (855) 319-4076, or (631) 887-3945 for international calls using Conference ID: 18727925. Interested parties may also listen over the Internet at www.linnenergy.com.
A replay of the call will be available on the Company’s website or by phone until 4:00 p.m. Central (5 p.m. Eastern), May 15, 2014. The number for the replay is (855) 859-2056, or (404) 537-3406 for international calls using Conference ID: 18727925.

ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 6.4 Tcfe of proved reserves in producing U.S. basins as of December 31, 2013. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements related to acquisitions, trades or divestitures, timing and payment of distributions, taxes and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of current conditions, historical trends, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. Please read “Risk Factors” in the Company’s Annual Report on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Investors & Media:

Clay Jeansonne, Vice President, Investor and Public Relations 281-840-4193

Sarah Nordin, Public Relations & Media 713-904-6605

Schedule 1

	Three Months Ended March 31,
	2014	2013
	(in thousands)

Net cash provided by operating activities	$434,482	$334,594
Distributions to unitholders	(240,073)	(170,954)
Excess of net cash provided by operating activities after distributions to unitholders	194,409	163,640
Discretionary adjustments considered by the Board of Directors:
Discretionary reductions for a portion of oil and natural gas development costs (1)	(193,420)	(110,298)
Changes in operating assets and liabilities and other, net (2)	(3,982)	(73,762)
Shortfall of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors (3)	$(2,993)	$(20,420)

(1)
Represent discretionary reductions for a portion of oil and natural gas development costs, an estimated component of total development costs, which are amounts established by the Board of Directors at the end of each year for the following year, allocated across four quarters, that are intended to fully offset declines in production and proved developed producing reserves during the year as compared to the prior year. The portion of oil and natural gas development costs includes estimated drilling and development costs associated with projects to convert a portion of non-producing reserves to producing status. However, the amounts do not include the historical cost of acquired properties as those amounts have already been spent in prior periods, were financed primarily with external sources of funding and do not affect the Company’s ability to pay distributions in the current period. The Company’s existing reserves, inventory of drilling locations and production levels will decline over time as a result of development and production activities. Consequently, if the Company were to limit its total capital expenditures to this portion of oil and natural gas development costs and not acquire new reserves, total reserves would decrease over time, resulting in an inability to maintain production at current levels, which could adversely affect the Company’s ability to pay a distribution at the current level or at all. However, the Company’s current total reserves do not include reserve additions that may result from converting existing probable and possible resources to additional proved reserves, potential additional discoveries or technological advancements on the Company’s existing acreage position.

(2)
Represents primarily working capital adjustments. These adjustments may or may not impact cash provided by (used in) operating activities during the respective period, but are included as discretionary adjustments considered by the Company’s Board of Directors as the Board historically has not varied the distribution it declares period to period based on uneven cash flows. The Company’s Board of Directors, when determining the appropriate level of cash distributions, excluded the impact of the timing of cash receipts and payments; as such, this adjustment is necessary to show the historical amounts considered by the Company’s Board of Directors in assessing the appropriate distribution amount for each period.

(3)
Represents the excess (shortfall) of net operating cash flow after distributions to unitholders and discretionary adjustments. Any excess is retained by the Company for future operations, future capital expenditures, future debt service or other future obligations. Any shortfall is funded with cash on hand and/or borrowings under the LINN Credit Facility.